Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Announces

Fourth Quarter and Year-End 2013 Financial Results

and Provides Corporate Update

CORAL GABLES, Fla., March 19, 2014 — Catalyst Pharmaceutical Partners, Inc. (Catalyst) (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective approved medicines targeting orphan neuromuscular and neurological diseases today reported financial results for the fourth quarter and year-ended December 31, 2013.

Catalyst’s lead clinical candidate, Firdapse™ tablets (amifampridine; also known as 3,4-DAP) is in Phase 3 development in the U.S. for an orphan indication Lambert-Eaton Myasthenic Syndrome (LEMS). Firdapse™ is approved in the E.U., where it is marketed by BioMarin Pharmaceuticals (Nasdaq: BMRN). Lambert-Eaton Myasthenic Syndrome, or LEMS, is a rare autoimmune disorder characterized by muscle weakness of the limbs.

“Catalyst made significant progress towards our clinical and business goals in 2013,” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “As a result, we are now close to completing enrollment of patients in our Phase 3 pivotal clinical trial for Firdapse™ to treat patients with Lambert-Eaton Myasthenic Syndrome. We are confident enrollment will be completed by the end of this quarter, with top-line data from the double-blind portion of our pivotal trial in the third quarter of this year.”

“As we look ahead in 2014, assuming the receipt of positive data from our Phase 3 pivotal trial, we anticipate completing submission of an NDA on a rolling basis to, and acceptable for filing with, the FDA by the middle of 2015.”

Mr. McEnany continued, “We will begin to initiate many pre-commercialization activities as we get closer to the potential of bringing an FDA approved product to LEMS patients in the U.S. We expect to announce new hires in the coming months, including a Chief Commercial Officer, who will be responsible for establishing our strategic commercial plan, growing outpatient advocacy and solutions programs, as well as interfacing with KOL’s regarding disease awareness and physician education.”

Fourth Quarter and Year-end 2013 Business Activities

•	Granted “Breakthrough Therapy Designation” status by the FDA for Firdapse™ in the treatment of LEMS

•	Opened 15 clinical trial sites for our Fidapse™ phase 3 trial at top tier medical institutions across the U.S., Europe, Canada and South America

•	Received positive review by the Data Monitoring Committee to continue the Phase 3 pivotal trial for Firdapse™

•	Reported positive cardiac safety results for Firdapse™ tablets

•	Raised approximately $14.1 million in net proceeds through a registered direct offering

•	Announced publication of pre-clinical data in Epilepsia, a top scientific journal for research on epilepsy, demonstrating proof-of-concept of our candidate CPP-115, for suppressing infantile spasms (IS)

•	Launched the Company’s social media presence designed to keep patients, providers, partners and payers informed with Blog and Twitter handle, which can be found at CatalystPharmaBlog.com and @CatalystPharma respectively

Fourth Quarter and Full-Year 2013 Financial Results

For the year ended December 31, 2013, Catalyst reported a GAAP net loss of $12,154,596, or $0.27 per basic and diluted share, compared to a GAAP net loss of $4,076,386, or $0.14 per basic and diluted share, for the 2012 fiscal year. Excluding non-cash expense of $1,890,359 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $10,264,237, or $0.23 per basic and diluted share for the year ended December 31, 2013. In comparison, Non-GAAP1 net loss for the year ended December 31, 2012 was $5,206,164, or $0.17 per basic and diluted share, which excludes non-cash gain of $1,129,778 attributable to the change in fair value of liability-classified warrants.

For the quarter ended December 31, 2013, Catalyst reported a GAAP net loss of $1,354,658, or $0.03 per basic and diluted share, compared to a GAAP net loss of $76,585, or $0.00 per basic and diluted share, for the 2012 fiscal year. Excluding non-cash gain of $1,330,155 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $2,684,813 or $0.05 per basic and diluted share for the fourth quarter of 2013. In comparison, Non-GAAP1 net loss for the fourth quarter of 2012 was $1,495,803, or $0.04 per basic and diluted share, which excludes non-cash gain of $1,419,218 attributable to the change in fair value of liability-classified warrants.

[1]	Statements made in this press release include a non-GAAP financial measure. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with generally accepted accounting principles (GAAP). This non-GAAP financial measure is intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measure presented in this press release provides investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. The non-GAAP financial measure in this press release excludes from the calculation of net loss the expense (or the income) associated with the change in fair value of the liability-classified warrants. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by the weighted average common shares outstanding.

Research and development expenses for the year ended December 31, 2013 were $8,096,774, compared to $2,659,597 for the 2012 fiscal year. For the fourth quarter of 2013, research and development expenses were $2,068,083, compared to $744,692 in the fourth quarter of 2012. Research and development expenses increased when compared to the same period in 2012 as Catalyst expanded its product development efforts and clinical trial activities related to the currently ongoing Phase 3 trial evaluating Firdapse™ for the treatment of LEMS. Catalyst expects that research and development expenses will continue to be substantial during 2014, principally as a result of the ongoing development projects for Firdapse™.

General and administrative expenses for the year ended December 31, 2013 totaled $2,214,884, compared to $2,561,543 in the 2012 fiscal year. For the fourth quarter of 2013, general and administrative expenses totaled $638,840, compared to $760,661 in the same period in 2012.

As a development-stage specialty pharmaceutical company, Catalyst had no revenues in the year 2013 or 2012.

At December 31, 2013, Catalyst had cash and cash equivalents, certificates of deposit and short-term investments of $23.7 million and no debt. Catalyst believes that its existing capital resources will be sufficient to support its planned operations through at least the end of 2014.

More detailed financial information and analysis may be found in the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 18, 2014.

About LEMS

Lambert-Eaton Myasthenic Syndrome, or LEMS, is a rare autoimmune disorder characterized by muscle weakness of the limbs. The disease is caused by an autoimmune reaction where antibodies are formed against the connection between nerves and the muscles they supply. Often, LEMS is associated with an underlying malignancy, most commonly small-cell lung cancer, and in some individuals, LEMS is the first symptom of such malignancy. LEMS generally affects the extremities, especially the legs. As the disease most affects the parts of limbs closest to the trunk, difficulties with climbing stairs or rising from a sitting position are commonly noted. Physical exercise and high temperatures tend to worsen the symptoms. Other symptoms occasionally seen include weakness of the muscles of the mouth, throat, and eyes. Individuals affected with LEMS also may have a disruption of the autonomic nervous system, including dry mouth, constipation, blurred vision, impaired sweating, and/or hypotension

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and recently received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether and NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media/Investor Contacts David Connolly or Aurora Krause LaVoie Health Science (617) 374-8800 dconnolly@lavoiegroup.com akrause@lavoiegroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

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CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011
Revenues — government grant	$—	$—	$—
Operating costs and expenses:
Research and development	8,096,774	2,659,597	3,383,965
General and administrative	2,214,884	2,561,543	2,698,174

Total operating costs and expenses	10,311,658	5,221,140	6,082,139

Loss from operations	(10,311,658)	(5,221,140)	(6,082,139)
Interest income	47,421	14,976	10,985
Change in fair value of warrants liability	(1,890,359)	1,129,778	(319,908)

Loss before income taxes	(12,154,596)	(4,076,386)	(6,391,062)
Provision for income taxes	—	—	—

Net loss	$(12,154,596)	$(4,076,386)	$(6,391,062)

Net loss per share — basic and diluted	$(0.27)	$(0.14)	$(0.29)

Weighted average shares outstanding — basic and diluted	45,452,447	30,033,108	21,728,292

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$2,215,958	$1,409,939
Certificates of deposit	4,011,576	6,502,825
Short-term investments	17,483,062	7,504,444
Prepaid expenses	1,609,442	1,309,470

Total current assets	25,320,038	16,726,678

Property and equipment, net	40,628	53,679
Deposits	8,888	8,888

Total assets	$25,369,554	$16,789,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$850,789	$1,365,663
Accrued expenses and other liabilities	1,288,820	281,002

Total current liabilities	2,139,609	1,646,665
Accrued expenses and other liabilities, non-current	19,131	21,878
Warrants liability, at fair value	1,819,562	498,587

Total liabilities	3,978,302	2,167,130
Total stockholders’ equity	21,391,252	14,622,115

Total liabilities and stockholders’ equity	$25,369,554	$16,789,245